UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2026

Blackstone Private Real Estate Credit and Income Fund

(Exact name of registrant as specified in its charter)

Delaware	814-01853	33-6657275
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 Park Avenue New York, NY	10154
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 583-5000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.	Entry into a Material Definitive Agreement.

On April 23, 2026, Blackstone Private Real Estate Credit and Income Fund (the “Fund”) and BREC Holdings, LP (the “Borrower”) entered into a revolving credit facility (the “Revolving Credit Facility”) with Wells Fargo Bank, N.A. as administrative agent (the “Administrative Agent”).

The Revolving Credit Facility provides for borrowings in U.S. dollars in an initial aggregate principal amount of up to $150,000,000. Borrowings under the Revolving Credit Facility are subject to compliance with a maximum loan to value ratio and a minimum net asset value (“NAV”). The Revolving Credit Facility has an accordion feature, subject to the satisfaction of various conditions, to increase total aggregate commitments under the Revolving Credit Facility to an amount not to exceed the greater of $160,000,000 and 20% of NAV. The Revolving Credit Facility provides for the issuance of letters of credit on behalf of the Borrower in an aggregate face amount of up to $25,000,000. Proceeds from the borrowings under the Revolving Credit Facility may be used for general corporate purposes of the Borrower and its subsidiaries, including, but not limited to, the funding of acquisitions, investments, capital expenditures and working capital needs. The Revolving Credit Facility will mature on April 23, 2029, subject to customary extension options.

Loans under the Revolving Credit Facility bear interest at a per annum rate equal to, (x) for loans for which the Borrower elects the base rate option, the “alternate base rate” (which is the greatest of (a) the prime rate as publicly announced by the Administrative Agent, (b) the sum of (i) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System plus (ii) 0.50%, and (c) one month Term SOFR plus 1% per annum) plus 1.40% and (y) for loans for which the Borrower elects the benchmark option, either the Term SOFR rate for the related Interest Period or the Daily Simple SOFR rate, as applicable, plus 2.40%. The Borrower will pay an unused fee of 0.35% per annum on the daily unused amount of the revolving commitments. The Borrower will also be obligated to pay customary letter of credit participation fees and fronting fees with respect to any letters of credit issued under the Revolving Credit Facility.

In connection with the Revolving Credit Facility, the Borrower and the Fund have made certain customary representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar facilities, including a requirement for the Fund to maintain its RIC status under the Internal Revenue Code of 1986, as amended.

The Revolving Credit Facility contains customary events of default for similar financing transactions. Upon the occurrence and during the continuation of an event of default, the lenders may terminate the commitments and declare the outstanding advances and other obligations under the Revolving Credit Facility immediately due and payable.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is hereby incorporated by reference to this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 28, 2026	BLACKSTONE PRIVATE REAL ESTATE CREDIT AND INCOME FUND

	By:	/s/ William Renahan
	Name:	William Renahan
	Title:	Chief Compliance Officer and Secretary